Exhibit 10.1

June 21, 2012

Henri Courpron

International Lease Finance Corporation

10250 Constellation Blvd., Suite 3400

Los Angeles, CA   90067

Dear Henri:

As you know, AIG is establishing the position of Executive Chairman at ILFC and reducing your annual Stock Salary from $4.425 million to $3.425 million (which will be effective January 1, 2012 and applied pro rata to each tranche of Stock Salary, including the forfeiture of $500,000 in grants made through June 30, 2012).

This letter confirms your agreement to report to the Executive Chairman and to the reduction.

Very truly yours,

/s/ Jeffrey J. Hurd

Jeffrey J. Hurd
Executive Vice President —
Human Resources and Communications

Agreed:

/s/ Henri Courpron	June 21, 2012
Henri Courpron	Date